Exhibit 99.1

June 7, 2010

NEWS RELEASE

EL GALLO RECOGNIZED AS SINALOA’S
“DISCOVERY OF THE YEAR”

TORONTO, ONTARIO (June 7, 2010) US GOLD CORPORATION (NYSE Amex: UXG) (TSX: UXG) is pleased to announce the Company’s El Gallo Project has been recognized as Sinaloa’s "Discovery of the Year". This recognition is presented by The Government of Sinaloa through the Mexico’s Ministry of Economic Development to the exploration company with the most significant mineral discovery in Sinaloa State, during the previous year.

“It’s been less than two years since our prospecting team took the first rock samples. Since then El Gallo has exceeded all expectations! With a number of interesting prospects now being tested around the project, it is our objective to find another El Gallo this year,” stated Rob McEwen, Chairman and CEO.

To date, 92,000 feet (28,000 meters) of core drilling, totaling 175 holes have been completed at El Gallo. An additional 245,000 ft (75,000 meters) is currently planned for 2010. El Gallo’s initial resource estimate is scheduled to be released during the first full week in July. Work on a Preliminary Economic Assessment is well underway and will to be released by year-end.

ABOUT US GOLD (www.usgold.com)

US Gold Corporation is a Colorado incorporated company that explores for gold and silver. It has a strong treasury, no debt and two significant land holdings, one in Nevada next to Barrick Gold's multi-million ounce Cortez project, and the other in Mexico where it has made an exciting high-grade silver discovery and is currently conducting a 330,000 ft (100,000 m) exploration drill program that is expected to provide news throughout the year. US Gold’s goal is to qualify for inclusion in the S&P 500 within the next 5 years. US Gold's shares trade on the NYSE Amex and the Toronto Stock Exchange under the symbol UXG. US Gold has good market liquidity, trading 1.0 million shares daily, and is included in S&P/TSX and Russell indices.

QUALIFIED PERSON

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

For further information contact:
Daniela Ozersky Manager, Investor Relations Tel: (647) 258-0395 Toll Free: (866) 441-0690 Fax: (647) 258-0408	Mailing Address 99 George Street, 3rd Floor Toronto, ON M5A 2N4 E-mail: info@usgold.com

US Gold - June 7, 2010 News Release

US GOLD
June 07, 2010

Members of US Gold's exploration team being recognized by members of the Sinaloa and the Federal Government for the "Discovery of the Year" in Sinaloa State, Mexico.